Exhibit 99.1

PRESS RELEASE
FROM:

NYSE: CIM

Chimera Investment Corporation
1211 Avenue of the Americas
Suite 2902
New York, New York 10036

FOR FURTHER INFORMATION

Investor Relations
1 (866) 315-9930
www.chimerareit.com

FOR IMMEDIATE RELEASE

CHIMERA INVESTMENT CORPORATION ANNOUNCES PRICING OF COMMON STOCK OFFERING

New York, New York, May 27, 2009 (BUSINESS WIRE) – Chimera Investment Corporation (“Chimera” or the “Company”) today announced that it has set the price for the public offering of 168 million shares of common stock at $3.22 per share for estimated gross proceeds of approximately $541 million. Chimera has granted the underwriters a 30-day option to purchase up to an additional 25.2 million shares of common stock to cover over-allotments. All of the shares are being offered by Chimera.

The estimated net proceeds to Chimera from this offering are expected to be approximately $519 million, excluding the exercise of the underwriters’ over-allotment option. Immediately after this offering, Annaly Capital Management, Inc., the parent corporation of Chimera’s external manager, Fixed Income Discount Advisory Company, will acquire 4,724,017 shares of Chimera’s common stock in a private offering at the same price per share as the price per share of the public offering. In aggregate, Chimera raised net proceeds of approximately $534.2 million in these offerings. The shares of Chimera are listed on the New York Stock Exchange under the symbol “CIM”.

Merrill Lynch & Co. is acting as lead book-running manager for the offering. Credit Suisse and Deutsche Bank Securities are acting as book-running managers, with Citi, Morgan Stanley, UBS Investment Bank, JMP Securities, and Keefe, Bruyette & Woods acting as co-managers. Copies of the prospectus can be obtained from Merrill Lynch’s prospectus department at 4 World Financial Center, New York, NY 10080; Phone 212-449-1000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of common shares is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Chimera is a specialty finance company that invests in residential mortgage-backed securities, or RMBS, residential mortgage loans, real estate-related securities and various other asset classes. The Company’s principal business objective is to provide attractive risk-adjusted returns to its investors over the long-term, primarily through dividends and secondarily through capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company, which is wholly-owned by Annaly Capital Management, Inc.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and investment strategy; our projected financial and operating results; our ability to maintain existing financing arrangements, obtain future financing arrangements and the terms of such arrangements; general volatility of the securities markets in which we invest; the implementation, timing and impact of, and changes to, various government programs, including the Treasury’s plan to buy U.S. government Agency residential mortgage-backed securities, the Term Asset-Backed Securities Loan Facility and the Public-Private Investment Funds; our expected investments; changes in the value of our investments; interest rate mismatches between our investments and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate investments; rates of default or decreased recovery rates on our investments; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; impact of and changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of investment opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; use of proceeds of this offering; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.